HAMPDEN BANCORP, INC. REPORTS SECOND QUARTER RESULTS AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. February 1, 2011. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and six months ended December 31, 2010.

The Company had net income for the three months ended December 31, 2010 of $491,000, or $0.08 per basic and fully diluted share, as compared to a net loss of $670,000, or $(0.10) per basic and fully diluted share, for the same period in 2009. The increase in net income was due principally to a decrease in the provision for loan losses of $1.5 million, or 83.3%. Also, for the three month period ended December 31, 2010, interest expense decreased by $558,000 compared to the three month period ended December 31, 2009. This decrease in interest expense was due to a decrease in deposit interest expense of $400,000 and a decrease in borrowing interest expense of $158,000 for the three months ended December 31, 2010 compared to the three months ended December 31, 2009. An offset to this was a decrease in interest and dividend income, including fees, of $516,000, or 7.4%, for the three months ended December 31, 2010 compared to the three months ended December 31, 2009. This decrease in interest income was mainly due to a decrease in debt securities income of $276,000 and a decrease in loan income of $247,000 for the three months ended December 31, 2010 compared to the three months ended December 31, 2009.

The Company had net income for the six months ended December 31, 2010 of $1.0 million, or $0.16 per basic and fully diluted share, as compared to a net loss of $832,000, or $(0.13) per basic and fully diluted share, for the same period in 2009. The reason for the increase in net income was due to a decrease in the provision for loan losses of $2.0 million, or 77.3%, for the six months ended December 31, 2010 compared to the six months ended December 31, 2009. Also, for the six month period ended December 31, 2010, interest expense decreased by $1.1 million compared to the six month period ended December 31, 2009. This decrease in interest expense was due to a decrease in deposit interest expense of $740,000 and a decrease in borrowing interest expense of $318,000 for the six months ended December 31, 2010 compared to the six months ended December 31, 2009. A partial offset to this was a decrease in interest and dividend income, including fees, of $772,000, or 5.6%, for the six months ended December 31, 2010 compared to the six months ended December 31, 2009. This decrease in interest income was mainly due to a decrease in debt securities income of $554,000 and a decrease in loan income of $228,000 for the six months ended December 31, 2010 compared to the six months ended December 31, 2009.

The Company’s total assets decreased $18.7 million, or 3.2%, from $584.0 million at June 30, 2010 to $565.3 million at December 31, 2010. Net loans, including loans held for sale, decreased $18.9 million, or 4.6%, to $394.7 million at December 31, 2010, and security balances remained consistent as of December 31, 2010 compared to June 30, 2010. Cash and cash equivalents decreased $1.3 million, or 4.2%, to $28.8 million at December 31, 2010.

Non-performing assets totaled $9.5 million or 1.69% of total assets, at December 31, 2010 compared to $6.6 million, or 1.13% of total assets, at June 30, 2010. Total non-performing assets included $8.6 million of non-performing loans and $989,000 of other real estate owned. From June 30, 2010 to December 31, 2010, commercial real estate non-performing loans have increased $2.0 million, commercial non-performing loans have increased $786,000, residential mortgage non-performing loans have increased $139,000 and a partial offset to these increases was a decrease in consumer non-performing loans of $58,000. Impaired loans totaled $17.4 million as of December 31, 2010. The Company has established $1.2 million in specific reserves for these impaired loans, which management feels is sufficient to cover estimated losses.

Deposits decreased $9.0 million, or 2.1%, to $411.1 million at December 31, 2010 from $420.1 million at June 30, 2010. Certificates of deposit decreased $12.4 million, savings accounts decreased $3.0 million and NOW accounts decreased $26,000. A partial offset to these decreases was an increase in money market accounts of $6.1 million, and an increase in demand deposits of $372,000.

         Short-term borrowings, including repurchase agreements, increased $2.9 million, or 42.6%, to $9.7 million at December 31, 2010 from $6.8 million at June 30, 2010. Long-term debt decreased $11.9 million, or 20.4%, to $46.3 million at December 31, 2010 from $58.2 million at June 30, 2010.

Stockholders’ equity decreased $2.1 million, or 2.2%, to $92.7 million at December 31, 2010 from $94.8 million at June 30, 2010. The Company repurchased 284,830 shares of Company stock for $3.0 million, at an average price of $10.08 per share, in the first and second quarters of fiscal 2011 pursuant to the Company’s third Stock Repurchase Program announced in June 2010. In addition the Company purchased 10,500 shares of Company stock, at $9.95 per share, from Hampden Bank Charitable Foundation in the first quarter of fiscal 2011.  Our ratio of capital to total assets increased slightly to 16.4% as of December 31, 2010 from 16.2% at June 30, 2010.

On December 22, 2010, the Company announced that its Board of Directors authorized a fourth stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 339,170 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its fourth stock repurchase program immediately upon the completion of its third repurchase program, announced on June 2, 2010. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

According to Thomas R. Burton, President and CEO, “The low interest rate climate continues to create yield and margin challenges and the stagnant local economy has limited loan growth.  However, we are pleased to report a profit for the quarter of $491,000 versus a loss a year ago of $670,000.

Non performing loans, although relatively consistent with the past quarter, increased from 1.37% to 2.15% of total loans from June 30, 2010 to December 31, 2010. Impaired loans have remained consistent with prior quarters, indicating some evidence of trough in the commercial real estate market.  Ultimately, we continue to remain cautiously optimistic that our local economy has seen the worse of this recession.”

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on February 25, 2011, to shareholders of record at the close of business on February 11, 2011.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  With the opening of its fourth office in Springfield in January 2011, the Bank now has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At December 31,	At June 30,
	2010	2010
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 565,290	$ 584,039
Loans, net (a)	394,675	413,547
Securities	111,334	111,379
Deposits	411,080	420,060
Short-term borrowings, including repurchase agreements	9,705	6,806
Long-term debt	46,340	58,196
Total Stockholders' Equity	92,706	94,773
(a) Includes loans held for sale of $1,139 at December 31, 2010, and $933,000 at June 30, 2010.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$ 6,447	$ 6,963	$ 13,119	$ 13,891
Interest expense	1,950	2,508	4,119	5,177
Net interest income	4,497	4,455	9,000	8,714
Provision for loan losses	300	1,800	600	2,642
Net interest income after provision for loan losses	4,197	2,655	8,400	6,072
Non-interest income	598	648	1,242	1,281
Gain on sales/write-downs of securities and loans, net	209	29	398	59
Non-interest expense	4,247	4,330	8,439	8,642
Income (loss) before income tax expense	757	(998)	1,601	(1,230)
Income tax expense (benefit)	266	(328)	567	(398)
Net income (loss)	$ 491	$ (670)	$ 1,034	$ (832)

Basic earnings (loss) per share	$ 0.08	$ (0.10)	$ 0.16	$ (0.13)
Basic weighted average shares outstanding	6,187,615	6,515,262	6,282,785	6,558,873

Diluted earnings (loss) per share	$ 0.08	$ (0.10)	$ 0.16	$ (0.13)
Diluted weighted average shares outstanding	6,241,092	6,515,262	6,326,979	6,558,873

	At December 31,	At June 30,
	2010	2010
Selected Ratios:	(unaudited)

Non-performing loans to total loans	2.15%	1.37%
Non-performing assets to total assets	1.69%	1.13%
Allowance for loan losses to non-performing loans	71.02%	110.93%
Allowance for loan losses to total loans	1.53%	1.52%